SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 5)*
Diamondback Energy, Inc.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

25278X109
(CUSIP Number)

Arthur H. Amron, Esq.
Wexford Capital LP
411 West Putnam Avenue
Greenwich, CT 06830
(203) 862-7012
(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)

March 21, 2014
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box.☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See section 240.13d-7 for other parties to whom copies are to be sent.

*    The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or other subject to the liabilities of that section of Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 25278X109
1	Names of Reporting Person.	DB Energy Holdings LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions)	OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	☐
6	Citizenship or Place of Organization	Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power	0
8	Shared Voting Power (see Item 5 below)	9,310,128
9	Sole Dispositive Power	0
10	Shared Dispositive Power (see Item 5 below)	9,310,128
11	Aggregate Amount Beneficially Owned by Each Reporting Person	9,310,128
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11)	18.4%
14	Type of Reporting Person	HC

CUSIP No. 25278X109
1	Names of Reporting Person.	Wexford Spectrum Fund, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions)	OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	☐
6	Citizenship or Place of Organization	Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power	0
8	Shared Voting Power (see Item 5 below)	111,074
9	Sole Dispositive Power	0
10	Shared Dispositive Power (see Item 5 below)	111,074
11	Aggregate Amount Beneficially Owned by Each Reporting Person	111,074
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11)	0.1%
14	Type of Reporting Person	PN

CUSIP No. 25278X109
1	Names of Reporting Person.	Wexford Catalyst Fund, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions)	OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	☐
6	Citizenship or Place of Organization	Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power	0
8	Shared Voting Power (see Item 5 below)	17,553%
9	Sole Dispositive Power	0
10	Shared Dispositive Power (see Item 5 below)	17,553%
11	Aggregate Amount Beneficially Owned by Each Reporting Person	17,553%
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11)	0.0%
14	Type of Reporting Person	PN

CUSIP No. 25278X109
1	Names of Reporting Person.	Spectrum Intermediate Fund Limited
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions)	OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	☐
6	Citizenship or Place of Organization	Cayman Island
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power	0
8	Shared Voting Power (see Item 5 below)	374,331
9	Sole Dispositive Power	0
10	Shared Dispositive Power (see Item 5 below)	374,331
11	Aggregate Amount Beneficially Owned by Each Reporting Person	374,331
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11)	0.7%
14	Type of Reporting Person	OO

CUSIP No. 25278X109
1	Names of Reporting Person.	Catalyst Intermediate Fund Limited
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions)	OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	☐
6	Citizenship or Place of Organization	Cayman Island
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power	0
8	Shared Voting Power (see Item 5 below)	73,824
9	Sole Dispositive Power	0
10	Shared Dispositive Power (see Item 5 below)	73,824
11	Aggregate Amount Beneficially Owned by Each Reporting Person	73,824
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11)	0.1%
14	Type of Reporting Person	OO

CUSIP No. 25278X109
1	Names of Reporting Person.	Wexford Capital LP
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds	OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	☐
6	Citizenship or Place of Organization	Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power	0
8	Shared Voting Power (see Item 5 below)	9,893,576
9	Sole Dispositive Power	0
10	Shared Dispositive Power (see Item 5 below)	9,893,576
11	Aggregate Amount Beneficially Owned by Each Reporting Person	9,893,576
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11)	19.6%
14	Type of Reporting Person	PN

CUSIP No. 25278X109
1	Names of Reporting Person.	Wexford GP LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions)	OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	☐
6	Citizenship or Place of Organization	Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power	0
8	Shared Voting Power (see Item 5 below)	9,893,576
9	Sole Dispositive Power	0
10	Shared Dispositive Power (see Item 5 below)	9,893,576
11	Aggregate Amount Beneficially Owned by Each Reporting Person	9,893,576
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11)	19.6%
14	Type of Reporting Person	OO

CUSIP No. 25278X109
1	Names of Reporting Person.	Charles E. Davidson
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds	OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	☐
6	Citizenship or Place of Organization	United States
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power	0
8	Shared Voting Power (see Item 5 below)	9,893,576
9	Sole Dispositive Power	0
10	Shared Dispositive Power (see Item 5 below)	9,893,576
11	Aggregate Amount Beneficially Owned by Each Reporting Person	9,893,576
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11)	19.6%
14	Type of Reporting Person	IN

CUSIP No. 25278X109
1	Names of Reporting Person.	Joseph M. Jacobs
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds	OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	☐
6	Citizenship or Place of Organization	United States
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power	0
8	Shared Voting Power (see Item 5 below)	9,893,576
9	Sole Dispositive Power	0
10	Shared Dispositive Power (see Item 5 below)	9,893,576
11	Aggregate Amount Beneficially Owned by Each Reporting Person	9,893,576
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11)	19.6%
14	Type of Reporting Person	IN

SCHEDULE 13D A/5

This Amendment No. 5 to Schedule 13D (the "Amendment No. 4") modifies and supplements the Schedule 13D initially filed on October 22, 2012, as amended by Amendment No. 1 filed on December 11, 2012, Amendment No. 2 filed on July 2, 2013, Amendment No. 3 filed on November 18, 2013 and Amendment No. 4 filed on March 4, 2014  (the "Statement"), with respect to the common stock, $0.01 par value per share (the “Common Stock”), of Diamondback Energy, Inc. (the “Issuer”). Except to the extent supplemented or amended by the information contained in this Amendment No. 5, the Statement remains in full force and effect.  Capitalized terms used herein without definition have the respective meanings ascribed to them in the Statement.

Item 4.                                Purpose of the Transaction

Item 4 is hereby amended to add the following:

Since the Amendment No. 4 was filed on March 4, 2014, the Funds sold an additional 570,318 share of Common Stock pursuant the to Form 144 filed by the Funds on February 24, 2014.

Item 5.                                Interest in Securities of the Issuer

Item 5 is hereby amended and restated in its entirety with the following:

(a)-(b) The aggregate number and percentage of shares of Common Stock beneficially owned by the Reporting Persons (on the basis of a total of 50,556,216 shares of Common Stock outstanding as reported by the Issuer in the Prospectus filed by the Issuer pursuant to Rule 424b5 with the Commission on February 21, 2014) are as follows:

DB Energy Holdings LLC
a)		Amount beneficially owned: 9,310,128	Percentage: 18.4%
b)		Number of shares to which the Reporting Person has:
	i.	Sole power to vote or to direct the vote:	0
	ii.	Shared power to vote or to direct the vote:	9,310,128
	iii.	Sole power to dispose or to direct the disposition of:	0
	iv.	Shared power to dispose or to direct the disposition of:	9,310,128
Wexford Spectrum Fund, L.P.
a)		Amount beneficially owned: 111,074	Percentage: 0.1%
b)		Number of shares to which the Reporting Person has:
	i.	Sole power to vote or to direct the vote:	0
	ii.	Shared power to vote or to direct the vote:	111,074
	iii.	Sole power to dispose or to direct the disposition of:	0
	iv.	Shared power to dispose or to direct the disposition of:	111,074
Wexford Catalyst Fund, L.P.
a)		Amount beneficially owned: 17,553%	Percentage: 0.0%
b)		Number of shares to which the Reporting Person has:
	i.	Sole power to vote or to direct the vote:	0
	ii.	Shared power to vote or to direct the vote:	17,553%
	iii.	Sole power to dispose or to direct the disposition of:	0
	iv.	Shared power to dispose or to direct the disposition of:	17,553%
Spectrum Intermediate Fund Limited
a)		Amount beneficially owned: 374,331	Percentage: 0.7%
b)		Number of shares to which the Reporting Person has:
	i.	Sole power to vote or to direct the vote:	0
	ii.	Shared power to vote or to direct the vote:	374,331
	iii.	Sole power to dispose or to direct the disposition of:	0
	iv.	Shared power to dispose or to direct the disposition of:	374,331
Catalyst Intermediate Fund Limited
a)		Amount beneficially owned: 73,824	Percentage: 0.1%
b)		Number of shares to which the Reporting Person has:
	i.	Sole power to vote or to direct the vote:	0
	ii.	Shared power to vote or to direct the vote:	73,824
	iii.	Sole power to dispose or to direct the disposition of:	0
	iv.	Shared power to dispose or to direct the disposition of:	73,824
Wexford Capital LP
a)		Amount beneficially owned: 9,893,576	Percentage: 19.6%
b)		Number of shares to which the Reporting Person has:
	i.	Sole power to vote or to direct the vote:	0
	ii.	Shared power to vote or to direct the vote:	9,893,576
	iii.	Sole power to dispose or to direct the disposition of:	0
	iv.	Shared power to dispose or to direct the disposition of:	9,893,576
Wexford GP LLC
a)		Amount beneficially owned: 9,893,576	Percentage: 19.6%
b)		Number of shares to which the Reporting Person has:
	i.	Sole power to vote or to direct the vote:	0
	ii.	Shared power to vote or to direct the vote:	9,893,576
	iii.	Sole power to dispose or to direct the disposition of:	0
	iv.	Shared power to dispose or to direct the disposition of:	9,893,576
Charles E. Davidson
a)		Amount beneficially owned: 9,893,576	Percentage: 19.6%
b)		Number of shares to which the Reporting Person has:
	i.	Sole power to vote or to direct the vote:	0
	ii.	Shared power to vote or to direct the vote:	9,893,576
	iii.	Sole power to dispose or to direct the disposition of:	0
	iv.	Shared power to dispose or to direct the disposition of:	9,893,576
Joseph M. Jacobs
a)		Amount beneficially owned: 9,893,576	Percentage: 19.6%
b)		Number of shares to which the Reporting Person has:
	i.	Sole power to vote or to direct the vote:	0
	ii.	Shared power to vote or to direct the vote:	9,893,576
	iii.	Sole power to dispose or to direct the disposition of:	0
	iv.	Shared power to dispose or to direct the disposition of:	9,893,576

The total shares of Common Stock reported as beneficially owned by each of Wexford Capital, Wexford GP, Mr. Davidson and Mr. Jacobs include the shares of Common Stock reported as beneficially owned by the Funds. Wexford Capital may, by reason of its status as manager or investment manager of the Funds, be deemed to own beneficially the securities of which the Funds possess beneficial ownership. Wexford GP may, as the General Partner of Wexford Capital, be deemed to own beneficially the securities of which the Funds possess beneficial ownership. Each of Davidson and Jacobs may, by reason of his status as a controlling person of Wexford GP, be deemed to own beneficially the securities of which the Funds possess beneficial ownership. Each of Wexford Capital, Wexford GP, Davidson and Jacobs shares the power to vote and to dispose of the securities beneficially owned by the Funds.  Each of Wexford Capital, Wexford GP, Davidson and Jacobs disclaims beneficial ownership of the securities owned by the Funds and this report shall not be deemed as an admission that they are the beneficial owners of such securities except, in the case of Davidson and Jacobs, to the extent of their respective interests in the Funds.

(c)           Except as set forth in Item 4 above, none of the Reporting Persons has effected any transactions in Common Stock during the 60 days preceding the date of this Amendment No. 4.

(d)           Not applicable.

(e)           Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: March 26, 2014	Company Name
DB ENERGY HOLDINGS LLC

	By:	/s/ Arthur H. Amron
	Name:	Arthur H. Amron
	Title:	Vice President and Assistant Secretary

WEXFORD SPECTRUM FUND, L.P.
	By:	Wexford Spectrum Advisors, L.P.
	By:	Wexford Spectrum Advisors GP LLC

	By:	/s/ Arthur H. Amron
	Name:	Arthur H. Amron
	Title:	Vice President and Assistant Secretary

WEXFORD CATALYST FUND, L.P.
	By:	Wexford Catalyst Advisors, L.P.
	By:	Wexford Catalyst Advisors GP LLC

	By:	/s/ Arthur H. Amron
	Name:	Arthur H. Amron
	Title:	Vice President and Assistant Secretary

SPECTRUM INTERMEDIATE FUND LIMITED

	By:	/s/ Arthur H. Amron
	Name:	Arthur H. Amron
	Title:	Vice President and Assistant Secretary

CATALYST INTERMEDIATE FUND LIMITED

	By:	/s/ Arthur H. Amron
	Name:	Arthur H. Amron
	Title:	Vice President and Assistant Secretary

WEXFORD CAPITAL LP
	By:	Wexford GP LLC, its General Partner

	By:	/s/ Arthur H. Amron
	Name:	Arthur H. Amron
	Title:	Vice President and Assistant Secretary

WEXFORD GP LLC

	By:	/s/ Arthur H. Amron
	Name:	Arthur H. Amron
	Title:	Vice President and Assistant Secretary

/s/ Joseph M. Jacobs
JOSEPH M. JACOBS

/s/ Charles E. Davidson
CHARLES E. DAVIDSON